Exhibit 99.1

Excerpts from the Confidential Offering Memorandum, dated July 10, 2017

Summary Combined Financial Data of IHS Markit

The following table sets forth summary unaudited combined financial information for IHS Markit for the twelve month period ended May 31, 2017, which is referred to as the “LTM Period” and represents the sum of the historical consolidated financial information of IHS Markit for the fiscal year ended November 30, 2016 and the six months ended May 31, 2016, minus the historical consolidated financial information of IHS Markit for the six months ended May 31, 2016.

The unaudited financial data presented have been prepared on a basis consistent with the audited consolidated financial statements of IHS or IHS Markit, as applicable. In the opinion of IHS Markit’s management, such unaudited financial data reflect all adjustments necessary for a fair presentation of the results for those periods. The interim results are not necessarily indicative of results for the fiscal year ending November 30, 2017 or for any other period.

The summary historical financial information of IHS and IHS Markit should be read together with their consolidated financial statements and the notes related to those financial statements. IHS’s and IHS Markit’s historical consolidated financial information may not be indicative of the future performance of IHS Markit.

LTM Period ended May 31, 2017
Statement of Operations Data:
Revenue	$3,348.7
Operating expenses:
Cost of revenue	1,279.3
Selling, general and administrative	1,055.8
Depreciation and amortization	454.5
Restructuring charges	8.8
Acquisition-related costs	207.9
Net periodic pension and postretirement expense	10.0
Other expense (income), net	4.2

Total operating expenses	3,020.5

Operating income	328.2
Interest income	1.7
Interest expense	(133.5)

Non-operating expense, net	(131.8)

Income from continuing operations before income taxes and equity in loss of equity method investee	196.4
Benefit (provision) for income taxes	33.5
Equity in loss of equity method investee	(8.4)

Income from continuing operations	221.5
Income from discontinued operations	0.2

Net income	221.7
Net loss attributable to noncontrolling interest	1.2

Net income attributable to IHS Markit	$222.9

Balance Sheet Data (as of period end):
Cash and cash equivalents	$162.5
Total assets	14,071.2
Total long-term debt and capital leases	3,423.2
Total debt (including current portion)	3,984.3
Total stockholders’ equity	7,608.6
Non-GAAP Data:
Adjusted EBITDA(1)	$1,280.5
Combined Adjusted EBITDA(1)	$1,336.9
Ratio of total debt to Adjusted EBITDA(2)	3.1x
Ratio of total debt to Combined Adjusted EBITDA(2)	3.0x

(1)	IHS Markit uses non-GAAP financial measures such as EBITDA and Adjusted EBITDA in its operational and financial decision-making. IHS Markit believes that such measures allow it to focus on what it deems to be more reliable indicators of ongoing operating performance (Adjusted EBITDA). IHS Markit also believes that investors may find these non-GAAP financial measures useful for the same reasons, although IHS Markit cautions investors that non-GAAP financial measures are not a substitute for GAAP financial measures or disclosures. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income or operating cash flow as an indicator of operating performance or any other GAAP measure.

“EBITDA” is defined as net income attributable to IHS Markit plus or minus net interest, plus provision for income taxes, depreciation, and amortization. “Adjusted EBITDA” further excludes primarily non-cash items and other items that we do not consider to be useful in assessing IHS Markit’s operating performance (e.g., stock-based compensation expense, restructuring charges, acquisition-related costs, exceptional litigation, impairment of assets, net other gains and losses, impact of debt extinguishment, pension mark-to-market and settlement expense, the impact of joint ventures and non-controlling interests, and discontinued operations).

“Combined Adjusted EBITDA” reflects the aggregation of Adjusted EBITDA for IHS Markit (which includes results from Markit from the closing date of the Merger) and Markit for the period prior to the merger between IHS and Markit (the “Merger”) which is included in the last twelve month period (that is, the period from June 1, 2016 to July 11, 2016). Combined Adjusted EBITDA is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Merger had been completed as of June 1, 2016, nor is it necessarily indicative of the future operating results of IHS Markit. Such data has not been prepared in the manner of pro forma financial statements prepared in accordance with Article 11 of Regulation S-X, and the historical financial information of Markit for the period of June 1, 2016 to July 11, 2016 has not been the subject of audit or review procedures by either PricewaterhouseCoopers LLP, the independent registered public accounting firm of Markit for periods prior to the Merger, nor Ernst & Young LLP, the independent registered public accounting firm of IHS Markit. As a consequence, Adjusted EBITDA for Markit for the period from June 1, 2016 to July 11, 2016 is based on management estimates and such data has not been compiled or examined by independent auditors nor have independent auditors performed any procedures with respect to such information or provided any form of assurance on such information. See Note 3 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2016 and Note 2 to our unaudited consolidated financial statements included in our subsequent quarterly reports for a discussion of our business combinations.

Because not all companies use identical calculations, IHS Markit’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

The following table reconciles the most directly comparable GAAP financial measure, net income attributable to IHS Markit, to EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA for the periods presented:

LTM Period ended May 31, 2017
Net income attributable to IHS Markit	$222.9
Interest income	(1.7)
Interest expense	133.5
(Benefit) provision for income taxes	(33.5)
Depreciation	142.0
Amortization	312.5

EBITDA	$775.7
Stock-based compensation expense	281.5
Restructuring charges	8.8
Acquisition-related costs	207.9
Litigation charges related to class action suit	0.1
Impairment of assets	—
Loss (gain) on sale of assets	(0.7)
Loss on debt extinguishment	0.6
Pension mark-to-market expense	8.4
Share of joint venture results not attributable to Adjusted EBITDA	(0.5)
Adjusted EBITDA attributable to noncontrolling interest	(1.1)
Income from discontinued operations, net	(0.2)

Adjusted EBITDA	$1,280.5

Pre-Merger Adjusted EBITDA of Markit(a)	56.4

Combined Adjusted EBITDA	$1,336.9

(a)	Represents management’s estimate of Markit’s Adjusted EBITDA for the period from June 1, 2016 until the closing of the Merger.
(2)	Represents total debt (including current portion) divided by LTM Adjusted EBITDA and Combined Adjusted EBITDA, as applicable, for IHS Markit.

Other Information

From June 1, 2017 through July 6, 2017, IHS Markit repurchased approximately 0.3 million of its common shares in open market repurchases under its outstanding share repurchase authorization for aggregate consideration of approximately $12.1 million.

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